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                                                                   EXHIBIT 21.1

                          SUBSIDIARIES OF TELLIUM, INC.

 1. Astarte Fiber Networks, Inc., incorporated in Colorado, acquired October, 2000.

 2. Tellium (UK) Limited, originally incorporated as "Hamsard 2212 Limited" on October 4, 2000 pursuant to the Companies Acts of 1985-89 under the laws of England and Wales; the name change to "Tellium (UK) Limited" was filed on October 19, 2000.

 3. Tellium International, LLC, incorporated in Delaware, May, 2000.

 4. Tellium Global Sales & Services, LLC, incorporated in Delaware January 22, 2002.

 5. Tellium Benelux, B.V.B.A., formed on February 21, 2001 under Belgian law.